EXHIBIT 5

August 20, 2015

To:

Biotie Therapies Corp.

Joukahaisenkatu 6

FI-20520 Turku

Finland

REGISTRATION STATEMENT ON FORM S-8 – VALIDITY OF SHARES OPINION

Dear Sirs,

We have acted as Finnish counsel to Biotie Therapies Corp. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “S-8 Registration Statement”) for the purpose of registering under the United States Securities Act of 1933, as amended, (the “Securities Act”) 27,968,134 shares of the Company (the “Shares”), with no nominal value, issuable under the Biotie Therapies Corp. Stock Option Plan 2014 (the “Stock Option Plan 2014”), the Biotie Therapies Corp. Equity Incentive Plan 2014 (the “Equity Incentive Plan 2014”), the Biotie Therapies Corp. Stock Option Plan 2011 (the “Stock Option Plan 2011”) and the Biotie Therapies AG 2008 Stock Option Incentive Plan (the “Swiss Option Plan,” and, together with the Stock Option Plan 2014, the Equity Incentive Plan 2014 and the Stock Option Plan 2011, the “Plans”). As such counsel, we have been requested to render an opinion as to certain matters of Finnish law.

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Finland in force at the date hereof and as currently applied by the Finnish courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In arriving at the opinion expressed below, we have only examined the terms and conditions of the Plans, a PDF copy of the S-8 Registration Statement as well as the articles of association of the Company and an excerpt of the trade register extract of the Company, both as they appear in the Trade Register of the Finnish National Board of Patents and Registration (the “Trade Register”) on August 20, 2015 at 9:00 am EET (the “Documents”).

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Finnish law.

2.	Assumptions

In rendering the opinion expressed below, we have assumed:

(a)	that all Documents submitted to us as copy or specimen documents conform to the originals thereof, and that the originals were executed in the manner appearing on the copy;

(b)	that all Documents provided for our review are authentic and that signatures on the originals of all Documents submitted to us are genuine;

(c)	that all Documents submitted to us as drafts will be or have been executed in the form of such drafts subject only to amendments of a non-material nature and such amendments of which we have been informed and have approved on or before the date of this opinion;

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(d)	that all Documents on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by a company search at the Trade Register if carried out since the carrying out of the search referred to above;

(e)	that the S-8 Registration Statement has been duly filed by the Company;

(f)	that to the extent relevant for purposes of the opinion expressed below, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate;

(g)	that the Shares have been validly subscribed and paid for (where applicable) in accordance with the terms and conditions of the applicable Plan; and

(h)	that the Shares have been registered with the Finnish Trade Register.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares, when issued in accordance with the Plans, will be valid, fully paid and non-assessable.

4.	Qualifications

The foregoing opinion is subject to the following qualifications:

(a)	the foregoing opinion is limited to and expressed only in relation to the laws of the Republic of Finland and the regulations thereunder as currently in effect, and this opinion does not cover any questions arising out of or related to the laws of any other jurisdiction;

(b)	the foregoing opinion is limited to and expressed only in relation to the issuance of newly issued Shares under the Plans and does not cover any issuance or delivery of treasury shares under the Plans;

(c)	when used in this opinion, the term “non-assessable” means that no further contributions have to be made by the relevant holder of the Shares;

(d)	when used in this opinion, the term “validly issued” means that the issuance of the Shares is valid between the Company and the participants in the Plans;

(e)	we express no opinion as to the accuracy or completeness of the information contained in the S-8 Registration Statement;

(f)	we express no opinion as to tax law matters or any commercial, calculating, auditing or other non-legal matters; and

(g)	the files in respect of the Company maintained by the Trade Register may not be up to date and, in particular, documents required to be filed with the Trade Register may not be filed immediately or may not be available for immediate inspection.

This opinion shall be governed by and all terms used herein shall be construed solely under the laws of the Republic of Finland currently in effect, and we have assumed that there is nothing in the laws of any other jurisdiction(s) that affects our opinion.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

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We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement. In giving such consent, we do not thereby admit that we would be in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it. Other than as set out above in this paragraph, this opinion is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Very truly yours,

HANNES SNELLMAN ATTORNEYS LTD

/s/ Mikko Heinonen	/s/ Sonja Siggberg
By: Mikko Heinonen	By: Sonja Siggberg
Title: Partner	Title: Partner

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